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                                                                   Exhibit 99.10

CONTACTS:

LJL BIOSYSTEMS, INC.:                                MEDIA RELATIONS:

LARRY TANNENBAUM                                     FRIESTEDT INTERNATIONAL
CFO AND SENIOR VICE PRESIDENT                        SUSANNE FRIESTEDT
408-548-0542                                         619-223-8844
ltannenbaum@ljlbio.com                               friestintl@aol.com

LJL BIOSYSTEMS ANNOUNCES $19 MILLION PRIVATE PLACEMENT


SUNNYVALE, CA - FEBRUARY 2, 2000 - LJL BioSystems, Inc. (Nasdaq: LJLB) announced that it has entered into purchase agreements for a private placement of 1.76 million shares of unregistered common stock to new and current investors for approximately $19 million. The offering price is $11.00 per share. These shares of common stock have not been registered under the Securities Act of 1933. The Company will register the shares at a future date. These shares may not be offered or sold in the United States until such registration statement has been declared effective or pursuant to an applicable exemption from registration. FleetBoston Robertson Stephens served as the placement agent for this transaction.

The Company intends to use net proceeds from this private placement for working capital and other general corporate purposes.

ABOUT LJL BIOSYSTEMS, INC.
LJL BioSystems supplies infrastructure tools to pharmaceutical and biotech companies engaged in the highly competitive search for new medicines in the genomics era. LJL's family of proprietary products, marketed as CRITERION-TM-, consists of instruments, consumables, and services. The Company intends to establish CRITERION as the gold standard for addressing many of the key bottlenecks in drug discovery. LJL's worldwide customers include, among others, AstraZeneca, Bristol Myers Squibb, Eli Lilly and Company, Johnson and Johnson, Merck and Co., Tularik, Inc., Millennium Pharmaceuticals, Inc., Pharmacia & Upjohn, DuPont Pharmaceuticals Company, Amgen, Inc., Monsanto Company and SmithKline Beecham. LJL is headquartered in Sunnyvale, California and has a subsidiary in the United Kingdom. Additional information on LJL and CRITERION technology can be found at www.ljlbio.com.

FORWARD-LOOKING STATEMENTS Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, including statements regarding LJL's "expectations", "goals", "beliefs", "hopes", "designs", "intentions", "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as the impact of competitive products and pricing, the timely development and market acceptance of new products, the ability to raise

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capital, concentration of HTS and Ultra-HTS markets, market conditions, the mix between domestic and international sales, manufacturing and cost of LJL's products, dependence on collaborative partners, the enforcement of intellectual property rights, and uncertainties relating to sole source suppliers, technological approaches, FDA and other regulatory approvals. These and other risk factors are discussed in LJL's Report on Form 10-K, filed March 30, 1999, Reports on Form 10-Q filed May 14, 1999, August 16, 1999 and November 15, 1999 and Form S-3 dated July 22, 1999 (see, in particular, Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operations). LJL disclaims any intent or obligation to update these forward-looking statements. As a result of these and other factors, LJL expects to experience significant fluctuations in operating results, and there can be no assurance that LJL will become or remain consistently profitable in the future.

For information on LJL BioSystems, Inc., contact Larry Tannenbaum, Chief Financial Officer, at 408-548-0542 or ltannenbaum@ljlbio.com.